UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

HF FOODS GROUP INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other

than the Registrant)

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May 4, 2020

Dear Stockholder:

As you know, you have been invited to attend the 2020 Annual Meeting of Stockholders of HF Foods Group Inc., on Monday, June 15, 2020, at 1:00 p.m., Eastern Time. Due to the COVID-19 pandemic, related governmental actions closing non-essential businesses and encouraging individuals to stay home, and our concerns about protecting the health and well-being of our stockholders and employees, the Board of Directors has determined to convene and conduct the Annual Meeting in a virtual meeting format at https://web.lumiagm.com/210286046. Please see the further instructions in the Proxy Statement that was provided to you on or about April 30, 2020. Stockholders will NOT be able to attend the annual meeting in-person.

On or about April 30, 2020, the Company mailed to you a Proxy Statement relating to the 2020 Annual Meeting of Stockholders. The attached first supplement to the Proxy Statement contains additional information that supplements the Proxy Statement. The Company urges you to read this first supplement, together with the Proxy Statement previously sent to you, carefully and in its entirety. This Proxy Supplement is being sent to you on or about May 5, 2020.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting. Accordingly, please exercise your right to vote by signing, dating and returning the proxy card previously provided or voting by internet as described in the original Proxy Statement. Your shares will be voted in accordance with the instructions you have given in your proxy.

Our board of directors and management look forward to seeing you at the meeting. Thank you for your continued support.

Sincerely yours, Zhou Min Ni Chairman of the Board and Co-Chief Executive Officer

SUPPLEMENT NO. 1 DATED MAY 4, 2020

TO

PROXY STATEMENT

DATED APRIL 29, 2020

2020 ANNUAL MEETING OF STOCKHOLDERS

HF FOODS GROUP INC.
19319 ARENTH AVENUE
CITY OF INDUSTRY, CALIFORNIA 91748

On April 30, 2020, Xiao Mou Zhang notified HF Foods Group Inc. (the “Company”), that he resigned from his position as the Chief Financial Officer of the Company effective May 1, 2020. Mr. Zhang will continue to serve as Co-Chief Executive Officer and a director of the Company.

Also on April 30, 2020, the Company’s Board of Directors:

●	appointed Kong Hian Victor Lee to serve as the Chief Financial Officer of the Company effective May 1, 2020; and
●

decided that the Company’s corporate headquarters will be located at the Company’s existing offices in City of Industry, California. The new headquarters will be located in facilities currently owned and occupied by subsidiaries of the Company, and the change will not involve the acquisition or rental of new facilities.

Mr. Lee, age 51, has been employed by the Company since December 2019, as its Vice President for Corporate Finance, Investor Relationships, and Corporate Strategy. Since February 2012, Mr. Lee has served as president and chief executive officer of Ascent Solar Technologies, Inc. Mr. Lee also is the managing director of Tertius Financial Group Pte Ltd, a boutique corporate advisory and private investment firm he founded in February 2009. He brings more than 27 years of experience in corporate banking, real estate finance and investment management, and corporate advisory services at leading worldwide financial institutions. Mr. Lee began his career at Citibank N.A., in 1993, handling small- and medium-sized corporate finance and progressed to a Vice President position in the International Personal Banking Division. In 1999 he moved to Deutsche Bank AG as Vice President and in 2004 was promoted to Managing Director and Singapore Market Head in the Private Wealth Management Division, where he was responsible for management of approximately $1 Billion in assets under management. From 2007 until 2009 he was with Morgan Stanley Private Wealth Management, most recently as executive director and head of Singapore/Malaysia markets. Mr. Lee holds a Bachelor's degree in Accounting from the University of Wisconsin and a Master's in Wealth Management from the Singapore Management University.

The Company hired Mr. Lee pursuant to the terms of a letter agreement and a standard and customary confidentiality, non-competition, and non-solicitation agreement which prohibits Mr. Lee from engaging in business activities detrimental to the Company’s business relationships or soliciting any of the Company’s employees for a period of one year following termination of employment. The letter agreement provides for at-will employment with an annual base salary of $180,000, and an annual discretionary bonus of up to 60% of base salary but not less than $50,000. The same terms of employment will remain in effect in connection with Mr. Lee’s appointment as chief financial officer.